UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 4, 2015 (November 2, 2015)

DIAMOND TECHNOLOGY ENTERPRISES, INC.
(Exact name of registrant as specified in its charter)

Delaware	333-192135	46-2076629
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

37 West 47th Street, Suite 1301, New York, New York	10036
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code (212) 382-2104

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On November 2, 2015, Diamond Technology Enterprises, Inc., a Delaware corporation (the "Company"), entered into four Convertible Debenture Purchase Agreements, two each with two different institutional accredited investors (each, an "Investor"), in the aggregate principal amount of $110,108.91 (the "Debentures").

The Debentures are due May 2, 2016, bear simple interest at a rate of 6% per year, and may be convertible into shares of the Company's common stock at a conversion price of fifty percent of the closing bid price on the day of conversion.

An Investor may convert the Debentures into Common Stock if the Company fails to pay all outstanding principal and interest on May 2, 2016 or in the event of acceleration of the amounts owed under the applicable debenture. The conversion price of the Debentures is subject to adjustment for stock splits, stock dividends, combinations or similar events, and the Investor's conversion rights are subject to certain limitations.

The Debentures contain standard and customary events of default including, but not limited to: (i) failure to make payments when due under the Debentures; (ii) failure to perform any covenant under the Debentures; (iii) a material breach of any representations or warranty in the Debentures; (iv), bankruptcy or insolvency of the Company; or (v) the dissolution or termination of the Company.

If there is an event of default, the holder of the Debentures may declare the unpaid balance to be immediately due and payable.

Item 3.02 Unregistered Sales of Equity Securities.

The information contained in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference to this Item 3.02. The Debentures described in this Current Report on Form 8-K were offered and sold to instructional accredited investors in reliance upon exemption from the registration requirements under Section 4(a)(2) under the Securities Act of 1933, as amended ("Securities Act"), and Rule 506 of Regulation D promulgated thereunder.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

10.1 Form of Debenture

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DIAMOND TECHNOLOGY ENTERPRISES, INC.
(Registrant)

/s/ Eduard Musheyer
Eduard Musheyer
Chairman of the Board, President, Secretary, Treasurer and Director

Date: November 4, 2015